Amendment No. 1
To
Restated Product Supply Agreement (“RPSA”) dated March 4, 2009 between
Martin Marietta Magnesia Specialties, LLC (“MMMS”)
and
Fuel Tech, Inc. (“FT”)

FT and MMMS agree to amend the RPSA via this Amendment No. 1 as follows:
Recital
The parties desire to extend the term of the RPSA for an additional three (3) year period and have agreed to amend certain provisions of the RPSA to effectuate such extension.
Agreement
In consideration of the following and other good and valuable consideration, FT and MMMS agree on the following changes to the RPSA:
A. To amend Paragraph 1.1 of the RPSA to extend the Term of the RPSA for an additional three (3) year period by deleting the reference to “December 31, 2013” and by substituting in lieu thereof a reference to “December 31, 2016”.
B. To amend Article 4 of the RPSA to provide a pricing schedule per dry net ton for the extended Term for the Products currently being manufactured for FT by MMMS, in the form of the pricing schedule delivered to FTI in writing on the date hereof.
C. To amend Paragraph 18.4 of the RPSA to change to the address for notices to MMMS to the following:
Martin Marietta Magnesia Specialties, LLC
8140 Corporate Drive
Suite 220
Baltimore, Maryland 21236
Attention: President

Except as expressly changed by this Amendment No. 1, the RPSA remains in effect in accordance with all its terms and conditions. This Amendment No. 1 is executed by FT and MMMS on the dates shown below, to be effective January 1, 2014.

Fuel Tech, Inc.                    Martin Marietta Magnesia Specialties, LLC

/s/ Robert E. Puissant                /s/ John Harman

Name:     Robert E. Puissant            Name: John Harman
Title:     Executive Vice President        Title: President
Date:    10/29/13                Date: 10/31/13